Exhibit 10.4

CHANGE IN CONTROL AGREEMENT

CHANGE IN CONTROL AGREEMENT made and entered into as of the 22nd day of April, 2004 by and between LNR Property Corporation, a Delaware corporation (the “Company”), and Robert B. Cherry (the “Executive”).

W I T N E S S E T H:

WHEREAS, the Executive serves in a senior management capacity with the Company and makes and is expected to continue to make significant and material contributions to the growth, development and expansion of the business of the Company; and

WHEREAS, the Executive has acquired and developed experience and knowledge concerning the business and operations of the Company, which experience and knowledge the Company desires to continue to have available to it; and

WHEREAS, to help ensure that continued availability and to retain the Executive’s services, the Company desires to provide the Executive with a change in control payment in the event that a Change in Control (as hereinafter defined) occurs.

NOW, THEREFORE, for and in consideration of the foregoing preambles and the covenants and conditions hereinafter set forth, the parties hereto mutually agree as follows:

1. Change in Control Payment; Benefits; Stock Options and Restricted Stock. In the event that (a) a Change in Control (as hereinafter defined) occurs and (b) the Executive remains and continues as an employee of the Company until the Change in Control Date or the Executive’s employment is terminated within one (1) year prior to or on the Change in Control Date either by the Company without Cause (as hereinafter defined) or by reason of the Executive’s death (in which event the Executive shall be deemed and considered for purposes of this Agreement to have remained and continued as an employee of the Company until the Change in Control Date and to have had his or her employment terminated by the Company without Cause on the Change in Control Date):

(a) The Executive shall be entitled to be paid the Change in Control Payment (as hereinafter defined), in addition to any other benefits, compensation or other sums and monies to which the Executive is entitled, in one lump sum cash payment payable in full on the Change in Control Date; provided, however, that the amount of cash constituting the Change in Control Payment actually payable to the Executive shall be reduced by the amount of any deferred bonus payments utilized on the Change in Control Date to purchase common stock of the Company pursuant to the Purchase Plan and by the amount of any federal, state and local income tax and other tax withholdings as required by law; provided, further that, notwithstanding the foregoing, any salary and/or bonus payments deferred by the Executive pursuant to the terms of the Deferred Compensation Plan (as hereinafter defined) shall be paid on the applicable distribution date(s) in accordance with the terms of the Deferred Compensation Plan. As a result of all deferred bonuses becoming payable on the Change of Control Date as part of the Change in Control Payment, the Change of Control Date shall constitute a Purchase Date (as defined in the Purchase Plan) for purposes of the Purchase Plan and, pursuant to the terms of the applicable Stock Purchase Agreement(s) (as defined in the

Purchase Plan) between the Executive and the Company, the Executive shall purchase shares of common stock of the Company on the Change in Control Date and be entitled to receive the same consideration (if any) for such shares of common stock of the Company as other holders of common stock of the Company receive in exchange for their shares as a result of the Change in Control.

(b) In the event that the Executive’s employment terminates on or within six months after the Change in Control Date, the Company shall continue, for a period of three years, to cover the Executive and the Executive’s family members under the Company’s health and dental insurance plans under which they were covered prior to the Change in Control Date or replacement plans of the Company containing provisions that are comparable to and substantially as favorable as the provisions of those plans; provided, however, that the Executive’s family members continue to meet the eligibility requirements for coverage of an employee’s family members under those plans. Alternatively, the Company may elect to reimburse the Executive the amount of all premiums for the Executive and the Executive’s family members to obtain comparable health and dental insurance, provided such comparable insurance is available for the Executive to obtain. Notwithstanding the foregoing, the Company’s obligation to provide health and dental insurance pursuant to this Section shall terminate at such time, if any, that the Executive becomes eligible to obtain through subsequent employment comparable health and dental insurance covering the Executive and the Executive’s family. In the event that the Executive becomes eligible to obtain such comparable health and dental insurance coverage, the Executive shall immediately notify the Company.

(c) Notwithstanding anything to the contrary in any stock option, restricted stock or other agreement between the Company and the Executive relating to stock options, restricted stock or any other securities of the Company, on the Change in Control Date, each stock option and share of restricted stock or other security granted by the Company to the Executive shall automatically fully vest and any performance goals relating thereto shall be deemed to be met; provided, however, that such acceleration or vesting is not specifically prohibited under the applicable stock option, restricted stock or other plan and that such acceleration or vesting shall not accelerate any distribution date for restricted stock (or other securities or assets as provided in Section 6(c) of the Deferred Compensation Plan) under the Deferred Compensation Plan, the timing of which distribution(s) shall continue to be in accordance with the Deferred Compensation Plan. Except as to the foregoing vesting, the rights and obligations of the Executive with respect to such stock options, restricted stock and other securities shall be subject to and governed by the applicable plan or agreement.

2. Definitions. For purposes of this Agreement, the following terms will have the meanings set forth below:

(a) “Cause” shall mean any of the following with respect to the Executive: a fraud, gross misconduct, or material breach of duty perpetrated on the Company by the Executive; a criminal conviction for a felony, fraud or theft; the imposition of any material sanction against the Executive or the Company solely by reason of the actions of the Executive by any regulatory or governmental agency governing the Company; or the habitual use of alcohol or illegal drugs by the Executive on the Company’s premises.

(b) A “Change in Control” shall be deemed to have occurred upon any of the following events: (i) any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all or substantially all of the assets of the Company to one or more persons or groups as defined for purposes of Section 13(d) of the Securities Exchange Act of 1934, as amended (individually, a “Group” and collectively, “Groups”), together with any affiliates thereof (excluding from the definitions of person and persons or Group and Groups any entity that prior to any such sale, lease, exchange or other transfer was a direct or indirect wholly-owned subsidiary of the Company); (ii) the approval by the holders of capital stock of the Company of any plan or proposal for the liquidation or dissolution of the Company; (iii) any person or Group (other than one or more members of the immediate family of the late Leonard Miller and/or trusts or other entities for his and/or their exclusive benefit) shall become the owner, directly or indirectly, beneficially or of record, of shares representing more than fifty percent (50%) of the aggregate voting power represented by the issued and outstanding capital stock of the Company; (iv) a majority of the members of the Board of Directors of the Company are persons who were not directors on the date hereof and/or whose election was not approved by a vote of at least a majority of the members of the Board of Directors of the Company in office at the time of the election who either were members of such Board of Directors on the date hereof or whose election as members of such Board of Directors was previously approved by such a majority; or (v) a merger, consolidation, share exchange or other business combination or reorganization involving the Company if the shareholders of the Company immediately before such merger, consolidation, share exchange or other business combination or reorganization do not own, directly or indirectly immediately following such merger, consolidation, share exchange or other business combination or reorganization, more than one-half of the combined voting power of the outstanding voting securities of the entity resulting from such merger, consolidation, share exchange or other business combination or reorganization in substantially the same proportion as their ownership of the combined voting power of the outstanding voting securities of the Company immediately before such merger or consolidation.

(c) The “Change in Control Date” shall be the later to occur of the closing date or the effective date (as the case may be) of the transaction or event resulting in the Change in Control.

(d) The “Change in Control Payment” shall mean the sum of the following amounts:

(i) all accrued salary not yet paid by the Company to the Executive (including, without limitation, any deferred salary other than deferrals under any 401(k) plan or other qualified retirement plan);

(ii) all deferred bonuses earned by the Executive but not yet paid by the Company, regardless of whether such deferred bonuses (or any portion thereof) would otherwise be payable on the Change in Control Date (including, without limitation, if the Change in Control Date occurs after the end of a fiscal year but prior to the date that bonuses are paid with respect to such fiscal year, all bonus payments relating to such prior fiscal year), but not including any amounts deferred under any 401(k) plan or other qualified retirement plan;

(iii) a pro-rata bonus (if any) for the fiscal year in which the Change in Control Date occurs equal to the product of (A) the fraction resulting from dividing the number of months that have elapsed in the current fiscal year (rounding up to the nearest full month) by twelve (12) and (B) the greater of (1) the full bonus that would have been earned (without giving effect to any portion that would otherwise have been deferred) by the Executive for such entire fiscal year calculated by utilizing the annualized operating results of the Company from the beginning of such fiscal year through the last day of the month preceding the Change in Control Date, and (2) the average of the bonuses earned (without giving effect to any portion that was or would have been deferred) by the Executive in the two (2) fiscal years prior to the fiscal year in which the Change in Control Date occurs (the greater of (B)(1) and (B)(2) hereinafter referred to as the “Change in Control Bonus Amount”);

(iv) the product of three (3) multiplied by the highest salary (on an annualized basis) paid by the Company to the Executive during the twenty-four (24) month period immediately preceding the Change in Control Date; and

(v) the product of three (3) multiplied by the Change in Control Bonus Amount.

(e) The “Deferred Compensation Plan” shall mean the LNR Property Corporation 2003 Non-Qualified Deferred Compensation Plan (including the UK Sub-Plan), as from time to time hereafter amended.

(f) The “Purchase Plan” shall mean the LNR Property Corporation 2001 Senior Officers Stock Purchase Plan, as from time to time hereafter amended.

3. Excise Tax Reimbursement and Tax Gross-Up.

(a) The Company shall promptly pay or reimburse as hereinafter provided the Executive (collectively, the “Excise Tax Payments”) for any tax liability imposed pursuant to Section 280G or 4999 (or any successor or similar provisions) of the Internal Revenue Code of 1986, as amended, and any similar federal, state or local tax that may be imposed in lieu thereof or in addition thereto (collectively, “Excise Tax”) in connection with the receipt of any payments or other consideration by or for the benefit of the Executive with respect to this Agreement (including any increases thereto pursuant to the Gross-Up Formula, as defined below), including, without limitation, any imputed income to the Executive relating to the acceleration of any Company benefits including vesting (accelerated or otherwise) of stock options to purchase capital stock, restricted stock or other securities of the Company whether pursuant to this Agreement or otherwise arising from a Change in Control. In addition, each Excise Tax Payment, to the extent such payment constitutes income to the Executive subject to income and/or employment or other taxes, shall be increased to and include the amount computed under the Gross-Up Formula, as defined and provided below (each, as increased, a “Grossed-Up Excise Tax Payment”; collectively, the “Grossed-Up Excise Tax Payments”). Each Grossed-Up Excise Tax Payment shall be in the amount computed under the following formula (the “Gross-Up Formula”): Divide the gross taxable amount of each Excise Tax Payment (or other compensation payment subject to tax gross up pursuant to this Agreement) by a number equal to one minus the sum of (i) the highest combined marginal U.S. federal, state and local individual income tax, social security tax and employment tax rate (or such other combined tax rate that is similar to or replaces such combined tax rate) applicable to the Executive (taking into account the deductibility of any such federal, state and local taxes) that is in effect at the time each such Excise Tax Payment (or other compensation payment subject to tax gross up pursuant to this Agreement) is made and (ii) the Excise Tax rate applicable to the Executive that is in effect at the time each such Excise Tax Payment (or other compensation payment subject to tax gross up pursuant to this Agreement) is made. For example, if a $100 Excise Tax Payment is subject to the Gross-Up Formula, and the highest combined marginal tax rate applicable to the Executive at such time is 45% and the Excise Tax rate is 20%, the Excise Tax Payment shall be increased under the Gross-Up Formula to, and the Grossed-Up Excise Tax Payment shall be, $285.71. In addition, any interest or penalties imposed against the Executive by any federal, state or local taxing authority as a result of any misclassification by the Company, not predicated upon the Executive’s direction or description, and reclassification as taxable income of any amounts received by the Executive under this Agreement shall be paid or reimbursed by the Company and increased by the Gross-Up Formula (as increased, the “Grossed-Up Penalties and Interest”).

(b) No less than five (5) business days prior to the Change in Control Date, the Company, with the advice of its accountants and/or attorneys, shall calculate the amount of the Grossed-Up Excise Tax Payment (if any) and provide such calculation to the Executive for his or her reasonable review and approval. On the Change in Control Date, and concurrently with, and in addition to, the payment of the Change in Control Payment to the Executive, the Company shall pay to the Executive either (i) the Grossed-Up Excise Tax Payment and the Executive shall timely remit the amount of the Excise Taxes included as part of the Grossed-Up Excise Tax Payment to the appropriate governmental authorities or (ii) the difference between the Grossed-Up Excise Tax Payment and the Excise Taxes required to be withheld by the Company and the Company shall timely remit the amount of the Excise Taxes withheld to the appropriate governmental authorities. The amount of the Excise Taxes paid to and required to be remitted by the Executive or that are withheld and required to be remitted by the Company (as the case may be) shall be consistent with the calculation of the Grossed-Up Excise Tax Payment and shall be consistently reflected on the U.S. Form W-2, including any amendments thereto (“Form W-2”), prepared by the Company for the Executive with respect to the year in which the Change in Control Payment was made. Such Form W-2 shall be issued and delivered in a timely manner to the Executive on or before January 31st following the year of payment of the Change in Control Payment.

(c) In the event that any applicable governmental authority at any time challenges or contests the amount of Excise Tax that was withheld, paid or payable or the calculation thereof, the Company shall, at its sole cost and expense (including, without limitation, all attorneys’ and accountants’ fees and costs), defend the Executive before such governmental authority and, if the Company or such governmental authority determines to appeal such decision, through any and all appeals.

(d) The Company shall indemnify and hold harmless the Executive from and against any and all liability, damage, loss, costs, expense, penalties, interest, claims or demands of any kind whatsoever (including attorneys’ and paralegals’ fees and costs through all appeals if for any reason the Company fails to defend the Executive) directly or indirectly arising out of or in any manner connected with the Executive’s failure to pay or the correct calculation of the Excise Taxes or any portion thereof or the correct amount thereof or any interest and penalties thereon (other than to the extent and up to the amount of Excise Tax that is paid to the Executive under Section 3(b) above and as to which the Executive is obligated to timely remit under such Section 3(b)), and such amount of indemnification shall not be limited in amount.

4. Non-Disclosure of Confidential Information and Non-Solicitation of Employees.

(a) Non-Disclosure. The Executive hereby acknowledges that, during the course of the Executive’s employment with the Company, the Executive had direct access to and knowledge of the Company’s trade secrets, business relationships, dealings, and financial information, and other confidential and proprietary information and documents not generally known or available to the public (collectively “Confidential Information”) and that such Confidential Information is secret, confidential and proprietary to the Company and has been disclosed to and/or obtained by the Executive in confidence and trust for the sole purpose of using the same for the sole benefit of the Company. The Executive agrees that while performing his or her duties and obligations to the Company and at all times following the termination of the Executive’s relationship with the Company for any reason, all Confidential Information shall remain the property of the Company, shall be used solely for the benefit of the Company and shall not be disclosed, either directly or indirectly, to any other person or entity except in connection with the good faith performance of the Executive’s duties as an officer, employee or director of the Company or as may otherwise be required by law or court order. The Executive further agrees that all such Confidential Information (and any copies thereof regardless of how maintained, including that which has been reduced to electronic memory) shall be returned to the Company upon termination of the Executive’s relationship with the Company for whatever reason. The terms of this Section are in addition to, and not in lieu of, any common law, statutory or other contractual obligations that the Executive may have relating to such Confidential Information.

(b) Non-Solicitation. For a period of one year following the later of (i) the Change in Control Date and (ii) the termination of the Executive’s relationship with the Company, the Executive will not directly or indirectly solicit, entice, encourage, or cause, any employee of the Company to leave the employ of the Company, nor will the Executive directly hire, or cause (by being directly involved with such hiring) another person or entity to hire, any employee of the Company.

(c) Definition of Company. For purposes of this Section 4 and Section 5 below, the term “Company” includes the Company and/or any corporation, partnership, limited liability company, joint venture, trust or other entity or enterprise directly or indirectly controlled by, controlling or under common control with the Company.

5. Covenant Not to Compete. In view of the Confidential Information known to and to be obtained by or disclosed to the Executive (including, without limitation, the Executive’s knowledge of and familiarity and relationships with, the Company’s associates and the Company’s customers, underwriters, subcontractors and suppliers) and the consideration payable to the Executive under this Agreement, and as a material inducement for the Company to enter into this Agreement and to pay to the Executive the compensation the Executive will be receiving, the Executive covenants and agrees to comply with the covenant not to compete set forth on Exhibit A attached hereto and incorporated herein by reference.

6. Remedies for Breach; Reasonableness.

(a) The Executive covenants and agrees that if the Executive or any of the Executive’s partners, agents, representatives, servants, employers or employees shall violate or breach any of the Executive’s covenants provided for in Sections 4 or 5 hereof, the Company shall be entitled to an accounting and repayment of all profits, compensation, commissions, remunerations and benefits which the Executive directly or indirectly has realized and realizes as a result of, growing out of or in connection with any such violation or breach. In addition, the Executive agrees that in the event of a breach or violation or threatened or imminent breach or violation of any provisions of Sections 4 and 5 hereof, the Company shall be entitled to an injunction or any other appropriate decree of specific performance or equitable relief (without being required to post bond or other security to the extent permitted by law) from a court of competent jurisdiction in order to prevent, prohibit, limit the effect of or restrain any such breach or violation or threatened or imminent breach or violation by the Executive, by the Executive’s partners, agents, representatives, servants, employers or employees and/or by any third parties. The Company shall be entitled to such injunctive or other equitable relief in addition to any damages which are suffered, together with any reasonable attorneys’ and paralegals’ fees and costs to which it is entitled under Section 13. It is understood that resort by the Company to such injunctive or other equitable relief shall not be deemed to waive or to limit in any respect any other rights or remedies which the Company may have with respect to such breach or violation.

(b) The Executive acknowledges that any breach or violation of Sections 4 or 5 will cause irreparable injury and damage and incalculable harm and damage to the Company and its reputation, business and goodwill and that it would be very difficult or impossible to measure all of the damages resulting from any such breach or violation. The Executive further acknowledges that the Executive has carefully read and considered the provisions of Sections 4 and 5 and, having done so, agrees that the restrictions set forth in Sections 4 and 5 (including, but not limited to, the time period, geographical and types of restrictions imposed) are fair and reasonable and are reasonably required for the protection of the business, trade secrets, interests and goodwill of the Company.

7. Public Disparagement. Unless otherwise required by law or court order, the Executive shall not, at any time hereafter, make, publish or disseminate, or in any way knowingly contribute to or participate in, directly or indirectly, the making, publication or dissemination of, any statement or remark disparaging the Company or any of its subsidiaries or affiliates or any of their respective shareholders, officers, directors, employees, consultants or agents. The Company shall use all reasonable efforts to prevent any of its subsidiaries or affiliates and all of their respective officers, directors, employees, consultants, and agents from making, publishing or disseminating, or in any way knowingly contributing to or participating in, directly or indirectly, the making, publication or dissemination of, any statement or remark disparaging the Executive.

8. Release of the Company. The Executive acknowledges that, if the Executive’s employment is terminated in connection with the Change in Control on or prior to the Change in Control Date, as a condition to the Company’s payment to the Executive of the Change in Control Payment, the Executive shall execute and deliver to the Company a release in the form of Exhibit B attached hereto (the “Release”) releasing the Company and certain other persons and entities associated with the Company from all claims except for those specifically excluded in the Release.

9. Outplacement Services. In the event that the Executive’s employment terminates on or within six months after the Change in Control Date, the Company shall pay all reasonable expenses up to a maximum aggregate amount of $30,000 for outplacement services utilized by the Executive to obtain other employment and which services are retained by the Executive at any time within twenty-four months from the date of termination of his or her employment.

10. Right to Terminate Employment. Nothing in this Agreement shall confer upon the Executive the right to continue in the employment of the Company for any specific period of time or affect the right of the Company to terminate the Executive at any time with or without Cause, subject, however, to the provisions of this Agreement.

11. Notices. Whenever any notice or other communication is required to be given or delivered pursuant to this Agreement, such notice shall be given in writing, and shall be delivered in person or by certified mail, return receipt requested, and shall be sufficiently given if received, delivered personally or if mailed, addressed as follows: If to the Company, to LNR Property Corporation, 1601 Washington Avenue, Suite 800, Miami Beach, Florida 33139, Attention: President and, if to Executive, to his or her residence or last known address with a copy to his or her office at the Company if then an employee of the Company, or such other address as either party hereto may by written notice designate to the other party in accordance with this Section. Notices delivered personally or by courier shall be deemed given as of actual receipt. Mailed notices shall be deemed given as of five (5) days after mailing.

12. Governing Law. This Agreement shall be governed by and construed under the laws of the State of Florida, without giving effect to conflict of law principles.

13. Attorneys’ Fees and Costs. If any action at law or in equity is necessary to enforce or interpret the terms of this Agreement, the prevailing party shall be entitled to reasonable attorneys’ and paralegals’ fees, costs and necessary disbursements in addition to any other relief to which it, he or she may be entitled, before and at trial, whether or not trial on the merits occurs, and at all tribunal levels.

14. Severability. If any provision of this Agreement shall be held void, voidable, invalid, or unenforceable, the remainder of this Agreement shall nevertheless remain in full force and effect. If any provision is held void, voidable, invalid or unenforceable with respect to particular circumstances, it shall nevertheless remain in full force and effect with respect to all other circumstances. Notwithstanding anything to the contrary contained herein, (a) in the event that any provision of Section 4 or 5 relating to time period, geographical and/or other type of restriction shall be declared by a court of competent jurisdiction to exceed the maximum or permissible time period, geographical or type of restriction such court deems reasonable or enforceable, said time period, geographical area and/or type of restriction shall be deemed to become and shall thereafter be the maximum time period, geographical area and/or type of restriction which such court deems reasonable and enforceable or (b) in the event that the Release or any material provision thereof shall be held void, voidable, invalid or unenforceable, the Executive agrees to enter into a replacement release which is fully enforceable containing as comparable as possible terms and provisions as set forth in the Release without such replacement release itself becoming unenforceable.

15. Term. The term of this Agreement shall initially be three (3) years from the date hereof, which term shall be automatically extended on a daily basis for an additional day as and for each day of the term that has passed.

16. Headings. Titles or headings of paragraphs or sections contained in this Agreement are inserted only as a matter of convenience and for reference, and in no way define, limit, extend or prescribe the scope of this Agreement or the intent of any provision.

17. Entire Agreement; Modification; Waiver. This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior and contemporaneous oral and written understandings and agreements between the parties with respect to the subject matter hereof, provided, however, that it is not intended to supercede any profit sharing, stock, stock option and/or retirement plans of the Company. The provisions of this Agreement may not be waived, modified or amended except by a writing signed by the party sought to be bound. Waiver by either of the parties of a breach by the other of the parties of any of the terms of this Agreement shall not be deemed a waiver of future non-compliance herewith. An attempted modification that fails to comply with this Section shall not operate as a waiver.

18. Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed to be an original, and which together shall constitute one and the same instrument.

19. Successors and Permitted Assigns. This Agreement shall bind and inure to the benefit of and be enforceable by the Company and its successors and assigns and the Executive and his or her heirs and legal representatives; provided, however, that the Executive may not assign this Agreement or his or her rights hereunder.

20. Independent Counsel. The Company strongly recommends to the Executive that Executive retain legal counsel to advise the Executive with respect to this Agreement before the Executive signs it.

IN WITNESS WHEREOF, the Company and Executive have duly executed this Agreement effective as of the day and year first above written.

LNR PROPERTY CORPORATION, a Delaware corporation

By:	/s/ Jeffrey P. Krasnoff
Name:	Jeffrey P. Krasnoff
Title:	President and Chief Executive Officer

EXECUTIVE:

/s/ Robert B. Cherry
Robert B. Cherry

EXHIBIT A

Covenant Not To Compete

The Executive covenants and agrees that at any time during the period commencing on the later of (i) the Change in Control Date and (ii) the date of the termination of the Executive’s employment with the Company and ending on the one year anniversary thereof, the Executive will not, directly or indirectly, become employed by, consult with, assist any person or entity in competing or be associated with in any capacity whatsoever (including as an owner or shareholder, employee, officer, director, agent or independent contractor) any entity or business, which (A) acquires, develops, repositions, manages or sells commercial real estate or multi-family residential rental real estate located in the United States of America and/or any countries in Europe in which the Company has within six months of the Change in Control Date directly and/or indirectly acquired, developed, repositioned, managed, sold, or invested in securities or loans directly or indirectly secured by, commercial or multi-family residential real estate located in that country (collectively, the “European Countries”), (B) invests in high-yielding real estate related loans (including B notes and mezzanine loans) and acquires at a discount portfolios of loans backed by commercial or multi-family residential real estate located in the United States of America and/or any of the European Countries, (C) invests in unrated and non-investment grade rated commercial mortgage backed securities with respect to real estate located in the United States of America and/or any of the European Countries or (D) acts as a special servicer for loans directly or indirectly secured by real estate located in the United States of America and/or any of the European Countries. Notwithstanding anything herein to the contrary, the foregoing restrictions shall not prevent the Executive from making passive investments, not to exceed 5% of the equity ownership, in any publicly traded enterprise or any public or private fund or real estate investment trust that is engaged in any, some or all of the foregoing businesses or invests therein.

EXHIBIT B

RELEASE

KNOW ALL MEN BY THESE PRESENTS: That the undersigned, Robert B. Cherry (“Executive”), on behalf of himself/herself and his/her heirs, legal representatives, successors and assigns, and each of them, for good and valuable consideration does hereby unconditionally, knowingly, and voluntarily release and forever discharge LNR Property Corporation, a Delaware corporation (“Company”), and its present and former related companies, subsidiaries and affiliates, and all of their present and former managers, executives, officers, directors, owners, shareholders, employees, agents, attorneys, insurers, and operators, including in their individual capacity, and each of its and their successors and assigns (hereinafter collectively the “Released Parties”), from any and all known or unknown claims, demands, actions or causes of action that now exist or that may arise in the future, based upon events occurring or omissions on or before the date of the execution of this Release, including but not limited to any and all claims whatsoever pertaining in any way to Executive’s employment at the Company or with any of the Released Parties or the termination of Executive’s employment, including, but not limited to, any claims under: (1) the Americans with Disabilities Act; the Family and Medical Leave Act; Title VII of the Civil Rights Act; 42 U.S.C. Section 1981; the Florida Civil Rights Act, Chapter 760; the Older Workers Benefit Protection Act; the Age Discrimination in Employment Act of 1967, as amended; the Employee Retirement Income Security Act of 1974; the Civil Rights Act of 1866, 1871, 1964, and 1991; the Rehabilitation Act of 1973; the Equal Pay Act of 1963; the Vietnam Veteran’s Readjustment Assistance Act of 1974; the Occupational Safety and Health Act; and the Immigration Reform and Control Act of 1986; and any and all other federal, state or local laws, statutes, ordinances, or regulations pertaining to employment, discrimination or pay; (2) any state tort law theories under which an action could have been brought, including, but not limited to, claims of negligence, negligent supervision, training and retention or defamation; (3) any claims of alleged fraud and/or inducement, including alleged inducement to enter into this Release; (4) any and all other tort claims; (5) all claims for attorneys’ fees and costs; (6) all claims for physical, mental, emotional, and/or pecuniary injuries, losses and damages of every kind, including but not limited to earnings, punitive, liquidated and compensatory damages, and employee benefits; (7) any and all claims whatsoever arising under any of the Released Parties’ express or implied contract or under any federal, state, or local law, ordinance, or regulation, or the Constitution of Florida or of the United States; (8) any and all claims whatsoever against any of the Released Parties for wages, bonuses, benefits, fringe benefits, vacation pay, or other compensation or for any damages, fees, costs, or benefit; (9) and any and all claims whatsoever to reinstatement; provided, however, that, notwithstanding anything to the contrary contained herein, this Release shall not cover and shall specifically exclude those rights and claims of Executive directly or indirectly arising from or under or related to (A) any plans or agreements relating to stock options, restricted stock or other securities of the Company, (B) any indemnification and/or contribution agreements, claims or rights that Executive might have against or with the Company and/or any other Released Parties, (C) that certain Change in Control Agreement dated April 22, 2004 between the Company and Executive (the “Agreement”), (D) the Consolidated Omnibus Budget Reconciliation Act (COBRA) and/or (E) any profit-sharing and/or retirement plans or benefits in which Executive has vested rights. Executive also intends that this Release operate as a waiver of all unknown claims of the type being released hereunder, except to the extent arising out of any third party claim against the Company or Executive. Executive warrants that he/she currently is unaware of any such claim, demand, action, or cause of action against Company or any other person or entity released herein which Executive has not released pursuant to this paragraph except for the rights and/or claims relating to the matters specifically excluded above.

In compliance with the Older Workers Benefit Protection Act and the Age Discrimination in Employment Act, Executive hereby acknowledges that: (A) Executive fully understands this Release; (B) this Release specifically applies to a knowing and voluntary release of any rights or claims Executive may have against Company under the Federal Age Discrimination in Employment Act of 1967, as amended; (C) this Release does not purport to waive rights or claims that may arise from acts or events occurring after the date that this Release is executed; (D) the consideration provided for in connection with the execution and delivery of this Release is more than that to which Executive is entitled as of the date of the Agreement and more than adequate; (E) Executive has been advised and encouraged to consult with an attorney prior to signing this Release; and (F) Executive has been given a reasonable time in which to consider whether to sign this Release. Consistent with the foregoing item (F) and in consideration of the Company agreeing to make and making the payments required under Section 1 of the Agreement concurrently with the execution and delivery of this Release and not delaying the payment thereof until the expiration of the twenty-one (21) day consideration period and seven (7) day revocation period under the Older Workers’ Benefit Protection Act, Executive understands that Executive hereby expressly requested to and did waive such twenty-one (21) day consideration period and seven (7) day revocation period as provided by the Company in compliance with the Older Workers’ Benefit Protection Act.

IN WITNESS WHEREOF, Executive has duly executed this Release effective as of                     , 20    .

EXECUTIVE:

Robert B. Cherry

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